Mr. Zvika Friedman - Main Employment Terms

The Position: Chief Executive Officer

Subordination: Board of Directors

Salary: NIS 25,000 (gross) (any salary increase will be subject to the approval of the Board of Directors) The Salary constitutes the full compensation for any position at the Company and/or any of its related companies, and the employee will not have any right to any additional payment of any kind whatsoever

According to clause 30(a)(5) of the Hours of Work and Rest Law, 5711- 1951, the Salary includes compensation for any work performed beyond regular working hours and/or during rest hours and/or rest days

Annual Leave and Holiday Vacation: according to the provisions of the applicable law

Sick Leave: according to the provisions of the applicable law

Convalescence: according to the provisions of the applicable law

Pension Fund: will be provided by the Company.

Severance Fund: in accordance with clause 14 of the Severance Payments Law and the general permit of the Minister of Labor, relating to employers' payments to pension funds and insurance funds instead of severance payments

Mobile Telephone: will be provided by the Company

Motor Vehicle: will be provided by the Company

Bonus: will be negotiated between the parties at the earlier of: 1) six months after the dater hereof; and 2) the Company executing a single business transaction that will bring gross revenue to the Company exceeding NIS 400,000

Venue and Applicable Law: exclusively in accordance with the laws of the State of Israel and exclusive jurisdiction of the competent courts of Tel-Aviv-Jaffa, Israel

Columbus Geographic Systems Ltd No 51-352524-6	Mr Zvika Friedman I D No 57156077

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